EXHIBIT 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority	203-222-9013
720-475-2293

Final

SPORTS AUTHORITY ANNOUNCES GART SPORTS SECOND QUARTER 2003 RESULTS

-    Diluted EPS of $0.50, excluding integration costs    -

Englewood, CO, August 25, 2003 – The Sports Authority, Inc. (NYSE:TSA), today announced results for Gart Sports for its second quarter ended August 2, 2003.

On August 4, 2003, Gart Sports Company and The Sports Authority, Inc. announced that they had completed a merger of equals.  The results for the second quarter represent Gart Sports only.  Combined company results for the new Sports Authority will be provided beginning with the third quarter.

Second quarter net income, including the effect of one time merger integration costs of $1.7 million, or $0.08 per fully diluted share, totaled $5.3 million, or $0.42 per fully diluted share. Excluding one time merger integration costs, second quarter net income was $6.3 million or $0.50 per fully diluted share, compared with $0.48 per fully diluted share in the prior year’s quarter.

Total sales for the 13 weeks ended August 2, 2003 increased 2.2% to $267.5 million compared with $261.7 million in the prior year’s second quarter. Second quarter comparable store sales decreased 0.6% from last year.

Net income for the 26 weeks ended August 2, 2003, including the effect of one time merger integration costs of $1.7 million, or $0.08 per fully diluted share, and income related to non-recurring events and a related tax benefit of $2.0 million or $0.15 per fully diluted share, totaled $9.4 million, or $0.75 per fully diluted share.  Excluding these items, fully diluted earnings per share for the 26 weeks was $0.68 compared with $0.72 per fully diluted share in the prior year’s comparable period.

Total sales for the 26 weeks ended August 2, 2003 decreased 2.1% to $495.9 million compared with $506.7 million in the prior year’s 26 weeks. Year-to-date comparable store sales decreased 4.5% from the same period last year.

Doug Morton, Vice Chairman and Chief Executive Officer of The Sports Authority stated, “We are pleased we were able to deliver a slight earnings per share improvement during the quarter, excluding one-time merger integration costs, versus the prior year.  Comparable store sales were strong during the quarter in the outdoor and exercise categories, however, soft sales of athletic footwear and skates continued to put pressure on the top-line.  Despite the challenging sales environment, we produced a 40 basis point gross margin rate improvement during the quarter while achieving inventory per square foot levels that are 2.3% less than the prior year.”

Mr. Morton concluded, “As we begin the third quarter, we are encouraged by recent trends in both comp store sales and margins for the recently combined companies. We remain dedicated to fully maximizing our strong position in the market and capitalizing on the many opportunities that lie ahead.”

For the second half of 2003, the Company is forecasting sales for the merged entity to be approximately $530 million in the third quarter and earnings to be between $0.03 and $0.05 per fully diluted share based upon fully diluted shares of 25.5 million.  The Company is forecasting sales in the fourth quarter to be approximately $720 million and earnings to be between $1.04 and $1.06 per fully diluted share based upon fully diluted shares of 25.5 million.  For fiscal year 2003, the Company expects earnings to be between $1.85 and $1.90 per fully diluted share based upon fully diluted shares of 19.3 million.  All earnings estimates are exclusive of one-time merger integration costs.

For fiscal year 2004, the Company is forecasting sales to be approximately $2.6 billion and earnings to be approximately $2.50 per fully diluted share based upon fully diluted shares of 25.8 million.  All earnings estimates are exclusive of one-time merger integration costs.

The Sports Authority, Inc., headquartered in Englewood, Colorado, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. The Sports Authority operates 389 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON., Ltd. operates 43 “The Sports Authority” stores in Japan under a licensing agreement.

(tables to follow)

This announcement may contain, in addition to historical information, certain forward-looking  statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in Gart Sports’ and The Sports Authority’s filings with the Securities and Exchange Commission. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the specific market area of Gart Sports and The Sports Authority, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general and in the company’s specific market areas, unseasonable weather and those risks generally associated with the integration of the two companies. The Company assumes no obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements as a result of new information or future events or developments.

Gart Sports Company

Condensed Consolidated Statements of Operations

(Dollars in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002
Net sales	$267,514	$261,705	$495,946	$506,682
Cost of goods sold, buying, and occupancy	196,822	193,646	367,673	377,169
Gross profit	70,692	68,059	128,273	129,513
Gross profit %	26.4%	26.0%	25.9%	25.6%
Operating expenses:
Selling, general and administrative expenses	58,277	55,318	111,700	109,904
Selling, general and administrative expenses %	21.8%	21.1%	22.5%	21.7%
Integration costs	1,676	—	1,676	—
Store pre-opening expenses	475	192	570	373
Operating income	10,264	12,549	14,327	19,236
Non-operating income (expense):
Interest	(2,134)	(2,432)	(4,149)	(5,116)
Other income	478	231	2,519	439
Income before income taxes	8,608	10,348	12,697	14,559
Income tax expense	(3,348)	(4,014)	(3,248)	(5,635)
Net income	$5,260	$6,334	$9,449	$8,924
Earnings per share:
Basic	$0.44	$0.52	$0.80	$0.77
Diluted	$0.42	$0.48	$0.75	$0.72
Basic weighted average shares outstanding	11,900,165	12,282,536	11,885,250	11,562,880
Diluted weighted average shares outstanding	12,621,076	13,128,400	12,538,241	12,459,681

	Pro-forma results for the 13 weeks ended August 2, 2003, excluding the effect of the one time integration costs associated with the merger with The Sports Authority:

Pro-forma results for the 26 weeks ended August 2, 2003, excluding the effect of the one time integration costs associated with the merger with The Sports Authority and the effect of non-recurring settlements, the associated tax benefit and utilizing statutory tax rates:

Income before income taxes as reported	$8,608	$12,697
Integration costs	1,676	1,676
Expected non-recurring settlements included above	—	(373	)(1)
Pro-forma income before income taxes	10,284	14,000
Income tax expense at statutory tax rates	(3,993)	(5,424	)(2)
Pro forma net income	$6,291	$8,576
Pro forma earnings per share:
Basic	$0.53	$0.72
Diluted	$0.50	$0.68
Basic weighted average shares outstanding	11,900,165	11,885,250
Diluted weighted average shares outstanding	12,621,076	12,538,241

(1)          Includes a non-recurring expense of $1.5 million, related to the settlement of two wage and hour lawsuits in California and $1.9 million of non-recurring interest income related to the settlement of a tax dispute with Gart’s former parent (Thrifty Payless Holdings, Inc., a subsidiary of RiteAid Corporation).

(2)          Adjusted to exclude a non-recurring tax benefit of $1.7 million related to the settlement of a tax dispute with Gart’s former parent (Thrifty Payless Holdings, Inc., a subsidiary of Rite Aid Corporation) and to record tax expense at statutory rates.

Gart Sports Company

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	August 2, 2003	February 1, 2003
ASSETS

Current assets:
Cash and cash equivalents	$14,850	$10,156
Merchandise inventories	355,356	333,538
Other Current assets	37,779	32,798
Total current assets	407,985	376,492
Property and equipment, net	99,996	87,960
Other long-term assets	72,640	75,788
Total assets	$580,621	$540,240

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$140,368	$142,025
Other current liabilities	58,221	62,668
Total current liabilities	198,589	204,693
Long-term debt	154,921	121,147
Other long-term liabilities	17,437	15,820
Total liabilities	370,947	341,660
Total stockholders’ equity	209,674	198,580
Total liabilities and stockholders’ equity	$580,621	$540,240